Exhibit 99.1

CONTACTS:

Brian Levine

Public Relations

561-438-2895

Brian.Levine@officedepot.com

Brian Turcotte

Investor Relations

561-438-3657

Brian.Turcotte@officedepot.com

OFFICE DEPOT NAMES KEVIN PETERS

PRESIDENT, NORTH AMERICA

Boca Raton, Fla., July 13, 2011 — Office Depot (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced that Kevin Peters has been named President, North America, a new position combining the Company’s previous North American Retail (NAR) and North American Business Solutions (BSD) divisions. Peters, who previously served as President, North American Retail, will continue to report to Neil Austrian, Chairman and CEO.

In this new role, Peters will be responsible for all customer-facing sales channels (retail, contract, direct and E-commerce) and P&L in North America.

“For the first time, we are consolidating all of our North American operations under one leader, allowing us to break down silos, increase our productivity and improve the execution of our key initiatives,” Austrian said. “We are confident that this approach will help us to better serve our business customers and consumers.”

Office Depot also announced several other changes. Bob Moore was named Executive Vice President and Chief Marketing Officer, and Farla Efros was named Interim Head of Merchandising. Both will report to Austrian. Michael Allison was promoted to Executive Vice President, Human Resources, following the retirement of Daisy Vanderlinde. Allison will report to Austrian. Monica Luechtefeld, Executive Vice President, E-Commerce and Direct Marketing, is retiring and her duties will be assumed by Barry Litwin, Vice President, E-Commerce and Christine Buscarino, Vice President, Direct and Customer Marketing. Both will report to Peters. Luechtefeld will remain with the organization as a consultant. Steve Schmidt, previously, President, BSD, was named Executive Vice President, Corporate Strategy and New Business Development, focusing on the implementation of the Company’s strategic plans and securing additional sources of revenue through new business opportunities. Schmidt continues to report to Austrian.

“Despite a challenging economy and limited growth in our industry, we are making the changes necessary to drive profitable sales in all of our channels, better leverage our infrastructure and assets, and build our brand,” Austrian noted. “We now have the right priorities, the right people and the right structure in place to successfully execute our plans, accelerate our growth, and make Office Depot an even stronger competitor in the marketplace.”

About Kevin Peters

Kevin Peters joined Office Depot as Executive Vice President, Supply Chain in October 2007 and was appointed Executive Vice President, Supply Chain and Information Technology in March 2009.

Peters was named President, North American Retail, in April 2010. In that role, he was responsible for Stores, Merchandising, Real Estate & Construction, and Supply Chain.

Prior to joining Office Depot, Peters spent five years in management roles at W.W. Grainger, including Senior Vice President, Supply Chain and Merchandising, with responsibility for Store Operations. His experience also includes 11 years at The Home Depot, serving as Vice President and General Manager, Home Depot Commercial Direct, and Vice President, Supply Chain and Merchandising.

Peters earned an MBA from the Kellogg Graduate School of Management at Northwestern University. He also holds a BS in Business Administration from the University of LaVerne.

About Bob Moore

Robert (Bob) Moore joined Office Depot as interim head of Marketing in April 2011.

Moore began his career at Procter & Gamble as Brand Manager for Folgers. He also served as President of the U.S. Healthcare Division of Bausch & Lomb, and the Global Vice President of Marketing & Product Design for the Ray-Ban Group.

Moore’s experience in office supplies includes almost two years as the Executive Vice President of Marketing for Staples. Following Staples, Moore returned to Bausch & Lomb to lead Marketing for the Americas and then served as President/General Manager of U.S. Vision Care.

Moore is a graduate of Pennsylvania State University and earned an MBA from Harvard Business School.

About Farla Efros

Farla Efros currently serves as the Senior Vice President for consulting and deals with a leading advisory firm. Previously, Efros spent 10 years at The Partnering Group, Inc., where she was a Partner responsible for the development of best practices category, customer and trade promotion management working with clients such as Universal Studios, Campbell’s Soup Company and Wal-Mart. Prior to that, Efros spent nine years in the consumer packaged goods industry working with such companies as Unilever Canada.

Efros has broad experience in merchandising and category management, having worked with many of the world’s leading consumer packaged goods companies and retailers. She has developed and implemented category business strategies and tactical plans across a variety of retail sectors.

About Michael Allison

Michael Allison joined Office Depot in 2007 as Vice President, Human Resources, after serving as Executive Vice President of Human Resources for Victoria’s Secret Direct. Prior to Victoria’s Secret, he was Senior Vice President of Human Resources for Bank One and Senior Vice President and Director of Human Resources for National City Bank, both in Dayton, Ohio.

Allison began his career as a practicing attorney specializing in Labor and Employment Law. He graduated from John Carroll University and received his law degree from The Ohio State University College of Law.

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,641 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 55 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.